Hillman Completes Acquisition of Kanebridge

Strategic Acquisition Establishes Hillman’s Long-Tail Master Distributor Presence in the U.S. Industrial Market

CINCINNATI – September 3 –  Hillman Solutions Corp. (Nasdaq: HLMN) (the "Company" or "Hillman"), a leading provider of hardware products, announced it has completed its previously announced acquisition of Kanebridge, LLC (“Kanebridge”), a leading master distributor of industrial fasteners, for a purchase price of approximately $315 million, subject to customary adjustments. The acquisition was first announced on August 3, 2026.

Kanebridge supplies more than 44,000 commercial and military-grade fastener SKUs to distributors across the U.S. and Canada, giving Hillman its first U.S. master distribution platform in the industrial fastener market and expanding the Company's industrial addressable market to approximately $3 billion.

Hillman’s President and Chief Executive Officer, Jon Michael Adinolfi commented: “Kanebridge is a strategic acquisition that establishes our position as a long-tail supplier to industrial distributors in the U.S. Kanebridge diversifies our customer base and expands our presence in the industrial distribution channel, which is positioned to benefit from secular tailwinds. We are thrilled to welcome the Kanebridge team to Hillman and build on our shared commitment to service and a customer-first culture.”

Hillman funded the transaction with cash from its balance sheet, a draw on its existing asset-based revolving credit facility, and a new $200 million term loan B that was priced at SOFR plus 200 basis points.

About Hillman Solutions Corp.
Founded in 1964 and headquartered in Cincinnati, Hillman is a leading provider of hardware and related products serving retail, pro distribution, and industrial customers. Over the last 60-plus years, Hillman has built a legacy of service and growth by forming strategic partnerships with North America's leading home improvement, hardware, and farm and fleet retailers. Hillman differentiates itself from the competition with its dedicated field sales team of 1,200+ associates, direct-to-store distribution capabilities, and world class global sourcing and supply chain expertise. The company offers an extensive product portfolio of more than 111,000 SKUs, including fasteners (power screws, nuts, bolts), hardware (builder's hardware, door hardware, rope & chain, accessories), project gear & supplies (gloves, work gear, paint & cleaning sundries), and key and engraving services (key duplication, auto keys, and engraving). Hillman is committed to delivering exceptional customer service, innovative products, and dependable solutions to its customers and regularly earns vendor of the year recognition from top customers. For more information on Hillman, visit www.hillman.com.

About Kanebridge, LLC
Kanebridge, LLC (f/k/a Kanebridge Corporation) is a leading U.S. master distributor of commercial and military-grade fasteners, serving distributors nationwide for more than 50 years. With more than 44,000 SKUs available for same-day shipment from warehouses in Illinois and California, Kanebridge is known for its product depth, fill-rate reliability, and specification expertise across inch and metric fastener categories. For more information, visit www.kanebridge.com.

Forward-Looking Statements
All statements made in this press release that are considered to be forward-looking are made in good faith by the Company and are intended to qualify for the safe harbor from liability established by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. You should not rely on these forward-looking statements as predictions of future events. Words such as "expect,"

"estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," “target”, “goal”, "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance and statements relating to the Transaction. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) risks relating to the integration of the acquired business and the realization of anticipated synergies and other benefits may not be fully realized or may take longer to realize than expected; (2) unfavorable economic conditions that may affect our and our customers’, suppliers’ and other business partners’ operations, financial condition and cash flows including spending on home renovation or construction projects, inflation, recessions, instability in the financial markets or credit markets; (3) increased supply chain costs, including tariffs, raw materials, sourcing, transportation and energy; (4) the highly competitive nature of the markets that we serve; (5) the ability to continue to innovate with new products and services; (6) seasonality; (7) large customer concentration; (8) the ability to recruit and retain qualified employees; (9) the outcome of any legal proceedings that may be instituted against the Company; (10) adverse changes in currency exchange rates; or (11) regulatory changes and potential legislation that could adversely impact financial results. The foregoing list of factors is not exclusive, and readers should also refer to those risks that are included in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K filed on February 17, 2026. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements.

Except as required by applicable law, the Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements in this communication to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:
Michael Koehler
Vice President – Corporate Development, Investor Relations, Treasury
513-826-5495
IR@hillmangroup.com